Exhibit 99.1

HCC Insurance Holdings, Inc.
401(k) Plan
Index

Page

Financial Statements:
Report of Independent Accountants	1
Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2002	3
Notes to Financial Statements	4-8
Supplemental Schedules*:
Schedule I — Schedule of Assets (Held at End of Year)	9-10
Schedule II — Schedule of Nonexempt Transactions	11

*	Other supplemental schedules required by Section 2520-103.10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Administrator of
the HCC Insurance Holdings, Inc. 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the HCC Insurance Holdings, Inc. 401(k) Plan (formerly “HCC Insurance Holdings 401(k) Plan”) (the “Plan”) as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at end of year) and nonexempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/S/: PricewaterhouseCoopers LLP
Hartford, Connecticut

June 17, 2003

HCC Insurance Holdings, Inc.
401(k) Plan
Statements of Net Assets Available for Benefits

	December 31,

	2002	2001

Assets
Investments, at fair value (Note 3):	$27,083,404	$28,994,400

Receivables:
Employer contributions	133,807	158,618
Participant contributions	107,570	120,280

	241,377	278,898

Net assets available for benefits	$27,324,781	$29,273,298

The accompanying notes are an integral part of these financial statements.

HCC Insurance Holdings, Inc.
401(k) Plan
Statements of Changes in Net Assets Available for Benefits

Year Ended
December 31,
2002

Additions to net assets attributed to:
Investment income (loss):
Interest	$557,259
Dividends	14,556
Net depreciation in fair value of investments	(3,712,840)

(3,141,025)

Contributions:
Employer	1,803,340
Participant	3,121,799
Rollover	593,997

5,519,136

Total additions	2,378,111

Deductions from net assets attributed to:
Benefit payments	4,119,235
Transaction charges	103,046
Participant loans terminated due to withdrawal of participants	104,347

Total deductions	4,326,628

Net decrease in net assets available for benefits	(1,948,517)
Net assets available for benefits:
Beginning of year	29,273,298

End of year	$27,324,781

The accompanying notes are an integral part of these financial statements.

HCC Insurance Holdings, Inc.
401(k) Plan
Notes to Financial Statements

1.	Description of Plan

The following description of the HCC Insurance Holdings, Inc. 401(k) Plan (formerly “HCC Insurance Holdings 401(k) Plan”) (the “Plan”), as in effect as of December 31, 2002, provides only general information. As a result of the merger of several other qualified plans of acquired companies, the Plan has been amended to include certain specific provisions applicable only to certain merged participants. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended and restated in its entirety February 21, 2002, retroactively effective to January 1, 2002. Non-union, full time employees of HCC Insurance Holdings, Inc. (the “Company”) generally become eligible to participate on the later of their employment date or upon attaining the age of 21 and are eligible to make deferral contributions on the first day of the month following such eligibility date. All eligible employees must also complete one year of service to become eligible for employer matching contributions. The Plan is subject to the provisions of ERISA.

Contributions

Effective January 1, 2002, participants may contribute an amount equal to not less than one percent nor more than 100 percent of their Plan compensation, as defined, for the contribution period. Prior to January 1, 2002, participants could contribute an amount equal to not less than two percent nor more than 15 percent of their Plan compensation for the contribution period. Participants may also make rollover contributions from other qualified plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a guaranteed account, various pooled separate accounts and a Company common stock account as investment options for participants. Participant contributions are recorded in the period during which the Company makes payroll deductions from the participant’s earnings.

Effective January 1, 2002, the Company may make a matching contribution in a discretionary amount for each $1.00 contributed by a participant, up to a maximum of the lesser of six percent of the participant’s Plan compensation or $10,200. Prior to January 1, 2002, the Company could make a matching contribution in a discretionary amount for each $1.00 contributed by a participant, up to a maximum of six percent of the participant’s Plan compensation. The Company may also make discretionary non-elective contributions. The Company contributions are invested directly in the guaranteed account, the pooled separate accounts or Company common stock accounts, as directed by the participant. Company matching contributions are recorded monthly. Discretionary non-elective contributions are recorded annually. There were no discretionary qualified non-elective contributions made during 2002.

Effective April 1, 2001, the CIGNA Dreyfus Founders Balanced Fund and the CIGNA Fidelity Advisor Growth Opportunities Fund were placed in an inactive status and no new contributions or transfers to these funds may be made. After April 1, 2001, any contributions directed to these funds by participants were directed to the CIGNA Guaranteed Long-Term Account. Effective June 1, 2002, the CIGNA Mid Cap Growth/Artisan Partners Fund and CIGNA Mid Cap Value/Wellington Management Fund were added to the Plan’s investment options.

HCC Insurance Holdings, Inc.
401(k) Plan
Notes to Financial Statements

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s contributions and Plan earnings. Earnings are allocated by fund based on the ratio of a participant’s account invested in a particular fund to all participants’ investments in that fund. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are immediately vested in their own contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of service. A participant becomes 20 percent vested after two years of service, 40 percent after three years of service, 60 percent after four years of service, 80 percent after five years of service and 100 percent vested after six years of service. However, if an active participant dies or terminates due to disability prior to attaining the normal retirement age, the participant’s account becomes 100 percent vested.

Benefit Payments

On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of their account or a distribution in the form of an annuity. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

Participant Loans

Participants may borrow up to a maximum of $50,000 or 50 percent of the vested portion of their account balance, whichever is less. Loans are calculated on a fully amortized basis. A loan is collateralized by the balance in the participant’s account and bears interest at a rate commensurate with market rates for similar loans, as defined (5.75% to 10.00% and 7.50% to 10.00% for the years ended December 31, 2002 and 2001, respectively).

Administrative Expenses

The Plan is responsible for payment of the trustee expenses and fees, however, the Company may pay the Plan expenses directly. Transaction charges (for loan and benefit payment transactions) are paid by the Plan by reducing the balances of those participants initiating the transactions.

2.	Summary of Accounting Policies

Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

HCC Insurance Holdings, Inc.
401(k) Plan
Notes to Financial Statements

Investment Valuation

Investments in the guaranteed account are generally benefit responsive (see Note 4) and are stated at contract value, which approximates fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company (“CG Life”). Participant loans are stated at cost plus accrued interest, which approximates fair value. Common stock is valued at fair value as determined by quoted market prices.

3.	Investments

The following presents investments of the Plan as of December 31, 2002 and 2001. Investments that represent five percent or more of the Plan’s net assets are separately identified with (*).

	December 31,

	2002		2001

CIGNA Guaranteed Long-Term Account	$11,706,230	*	$11,868,746	*
CIGNA Fidelity Advisor Growth Opportunities Fund	1,052,552		1,668,335	*
CIGNA INVESCO Dynamics Fund	1,091,657		1,541,548	*
CIGNA Janus Worldwide Fund	1,622,601	*	1,950,840	*
CIGNA S&P 500® Index Fund	3,739,803	*	4,687,361	*
CIGNA Small Cap Value/Berger® Fund	1,554,296	*	1,445,940
HCC Insurance Holdings, Inc. Common Stock	1,489,140	*	1,571,489	*
Other Pooled Separate Accounts	4,430,248		3,900,152
Participant Loans	396,877		359,989

Total Investments	$27,083,404		$28,994,400

During the year ended December 31, 2002, the Plan’s investments (including realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) depreciated in fair value as follows:

Year Ended
December 31,
2002

Pooled Separate Accounts	$(3,542,907)
Company Common Stock	(169,933)

Net depreciation in fair value of investments	$(3,712,840)

HCC Insurance Holdings, Inc.
401(k) Plan
Notes to Financial Statements

4.	Investment Contracts with Insurance Company

The Plan participates in contracts with CG Life via investment in the CIGNA Guaranteed Long-Term Account (“Long-Term Account”). CG Life commingles the assets of the Long-Term Account with other assets. In certain instances when total distributions or transfers in the Long-Term Account within a calendar year exceed certain pre-determined thresholds (e.g. 10% of the balance of the Fund on the first day of the year), transactions in the Long-Term Account may face certain restrictions, in accordance with the contract terms. This could potentially result in the Long-Term Account not being fully benefit responsive in certain instances. For the Plan’s investment in the Long-Term Account, the Plan is credited with interest at the interest rates specified in the contract which ranged from 4.80% to 4.30% and from 5.70% to 5.45% for the years ended December 31, 2002 and 2001, respectively, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the Long-Term Account for six months. As discussed in Note 2, the Long-Term Account is included in the financial statements at contract value which, principally because of the periodic interest rate reset process, approximates fair value.

5.	Related-Party Transactions

Plan assets include investments in funds managed by CG Life, an indirect wholly-owned subsidiary of CIGNA. CIGNA Bank and Trust Company, FSB is the Plan’s trustee and transactions with the trustee qualify as related-party transactions under ERISA. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. In addition, the Plan holds shares of common stock of HCC Insurance Holdings, Inc., the Plan sponsor, which also qualifies as a related-party transaction. Participant loans also qualify as related-party transactions.

The Plan invests in a unitized stock fund, HCC Insurance Holdings, Inc. Common Stock (the “Fund”), which is comprised of a short-term investment fund component and shares of common stock of HCC Insurance Holdings, Inc., the Plan sponsor. The unit values of the Fund are recorded and maintained by CIGNA Financial Services, Inc. During the year ended December 31, 2002, the Plan purchased units of the Fund in the approximate amount of $350,000, sold units of the Fund in the approximate amount of $277,000, and had net depreciation and dividends on the Fund in the approximate amount of $155,000. The total value of the Plan’s interest in the Fund was $1,489,140 and $1,571,489 at December 31, 2002 and 2001, respectively.

6.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated October 17, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

HCC Insurance Holdings, Inc.
401(k) Plan
Notes to Financial Statements

8.	Reconciliation of Plan Financial Statements to the Form 5500

The Annual Return/Report of Employee Benefit Plan (the “Form 5500”) is prepared on the modified cash basis. Accordingly, certain balances included on Schedule H (Part I and II) of the Form 5500 differ from those included in these financial statements. Contributions in the statement of changes in net assets available for benefits differ from contributions in the Form 5500 by the change in the amount of contributions accrued at December 31. The ending net asset balances are reconciled as follows:

		December 31,

		2002	2001

Net assets, reflected on Form 5500		$27,083,404	$28,994,400
Add:	Employer contributions receivable	133,807	158,618
	Participant contributions receivable	107,570	120,280

Net assets, reflected in the financial statements		$27,324,781	$29,273,298

9.	Forfeitures

Forfeitures result from non-vested Company contributions remaining in the Plan for terminated employees. The forfeiture reserve of $245,017 and $462,045 at December 31, 2002 and 2001, respectively, is available to offset Company cash contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement. In 2002, Company cash contributions were offset by $298,973 from forfeited non-vested accounts. In 2002, Plan expenses were offset by $55,789 from forfeited non-vested accounts.

10.	Nonexempt Transactions

Management has determined that nonexempt transactions occurred during 2002. These violations involved the submission by the Company of participant contributions to the Plan’s trust on dates later than the latest dates permitted by Department of Labor regulations. Management has taken corrective action by making a contribution to the Plan for lost earnings in the amount of $1,732 and believes that the transactions should not affect the tax-qualified status of the Plan.

11.	Subsequent Event

Effective January 1, 2003, the MAG Global Financial Products 401(k) Profit Sharing Plan & Trust merged into the Plan. As a result of the merger, approximately $807,475 was transferred into the Plan. Affected participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

HCC Insurance Holdings, Inc. 401(k) Plan	Supplemental Schedule I
Schedule H (Line 4i) Form 5500 — Schedule of Assets (Held at End of Year) December 31, 2002

		(c)
	(b)	Description of investment including
	Identity of issue, borrower,	maturity date, rate of interest,	(e)
(a)	lessor, or similar party	collateral, par or maturity value	Current value

*	Connecticut General Life Insurance Company	CIGNA Guaranteed Long-Term Account	$11,706,230

*	Connecticut General Life Insurance Company	CIGNA Dreyfus Founders Balanced Fund	111,720

*	Connecticut General Life Insurance Company	CIGNA Dreyfus Founders Growth Fund	682,809

*	Connecticut General Life Insurance Company	CIGNA Fidelity Advisor Growth Opportunities Fund	1,052,552

*	Connecticut General Life Insurance Company	CIGNA INVESCO Dynamics Fund	1,091,657

*	Connecticut General Life Insurance Company	CIGNA Janus Advisor Growth Fund	311,931

*	Connecticut General Life Insurance Company	CIGNA Janus Worldwide Fund	1,622,601

*	Connecticut General Life Insurance Company	CIGNA Large Cap Value/John A. Levin & Co. Fund	823,631

*	Connecticut General Life Insurance Company	CIGNA Lifetime20 Fund	52,638

*	Connecticut General Life Insurance Company	CIGNA Lifetime30 Fund	57,432

*	Connecticut General Life Insurance Company	CIGNA Lifetime40 Fund	149,021

*	Indicates a related-party to the Plan.

HCC Insurance Holdings, Inc. 401(k) Plan	Supplemental Schedule I
Schedule H (Line 4i) Form 5500 — Schedule of Assets (Held at End of Year)
December 31, 2002	(continued)

		(c)
	(b)	Description of investment including
	Identity of issue, borrower,	maturity date, rate of interest,	(e)
(a)	lessor, or similar party	collateral, par or maturity value	Current value

*	Connecticut General Life Insurance Company	CIGNA Lifetime50 Fund	$74,581

*	Connecticut General Life Insurance Company	CIGNA Lifetime60 Fund	22,241

*	Connecticut General Life Insurance Company	CIGNA Mid Cap Growth/Artisan Partners	52,056

*	Connecticut General Life Insurance Company	CIGNA Mid Cap Value/Wellington Management	86,056

*	Connecticut General Life Insurance Company	CIGNA S&P 500® Index Fund	3,739,803

*	Connecticut General Life Insurance Company	CIGNA Small Cap Growth/TimesSquare Fund	641,733

*	Connecticut General Life Insurance Company	CIGNA Small Cap Value/Berger® Fund	1,554,296

*	Connecticut General Life Insurance Company	CIGNA Templeton Foreign Fund	316,855

*	Connecticut General Life Insurance Company	CIGNA TimesSquare Corporate Bond Fund	1,047,544

*	HCC Insurance Holdings, Inc.	HCC Insurance Holdings, Inc. Company Common Stock	1,489,140

*	Plan Participants	Participant Loans (5.75% to 10.00%) Various terms	396,877

	Total		$27,083,404

*	Indicates a related-party to the Plan.

HCC Insurance Holdings, Inc.	Supplemental Schedule II
401(k) Plan
Schedule G (Part III) Form 5500 — Schedule of Nonexempt Transactions Year Ended December 31, 2002

(g)
		(c)				Expenses			(j)
	(b)	Description of				incurred			Net gain
	Relationship	transactions including				in		(i)	or (loss)
(a)	to plan, employer,	maturity date, rate of	(d)	(e)	(f)	connection	(h)	Current	on
Identity of	or other party-in-	interest, collateral, par	Purchase	Selling	Lease	with	Cost of	value of	each
party involved	interest	or maturity value	price	price	rental	transaction	asset	asset	transaction

HCC Insurance Holdings, Inc.	Plan Sponsor/ Employer	Deemed loans in the form of late deposits of participant contributions	N/A	N/A	N/A	N/A	$1,732	N/A	-*

*	Department of Labor Reg. 2510.3-102 requires that employee contribution, loan repayments and loan interest be remitted to the Plan no later than the earliest day on which such contributions could reasonably be segregated from the employer’s general assets, however, in no event later than the 15th business day of the month following the month of being withheld from compensation. Failure to remit employee contributions into the Plan on a timely basis is considered a nonexempt transaction with a party-in-interest.